Exhibit 10.2

STRATEGIC COOPERATION AGREEMENT

AMONG

SHENZHEN TENCENT COMPUTER SYSTEMS CO., LTD.

JD.COM, INC.

AND

CHONGQING JINGDONG HAIJIA E-COMMERCE CO., LTD.

May 10, 2019

This STRATEGIC COOPERATION AGREEMENT (this “Agreement”), dated as of May 10, 2019, is made by and among:

Party A:    Shenzhen Tencent Computer Systems Co., Ltd., a company duly incorporated under the laws of the PRC, with its registered address at 5-10/F, Feiyada Building, Gaoxinnan No. 1 Road, High-tech Zone, Nanshan District, Shenzhen;

Party B-1:    JD.com, Inc., a company duly incorporated under the laws of Cayman Islands, with its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Party B-1” or “JD.com”); and

Party B-2:    Chongqing Jingdong Haijia E-Commerce Co., Ltd., with its registered address at 6 Huandao East Road, Logistics Base, Nan Peng Road, Banan District, Chongqing (“Party B-2” or “Chongqing Haijia”, together with Party B-1, “Party B”).

Party A and Party B are hereinafter collectively referred to as the “Parties”, and individually as a “Party”.

WHEREAS:

1.	Tencent (as defined below) is one of the largest integrated internet service providers in China, and one of the internet businesses with the most users in China;

2.

JD (as defined below) is one of the leading providers of online e-commerce services in China and is principally engaged in online direct sales and platform e-commercial services through its website of http://www.jd.com and mobile applications;

3.

Tencent and JD entered into a Strategic Cooperation Agreement and other agreements relating thereto dated March 10, 2014 (the “Original Agreement”). After execution of the Original Agreement, Tencent and JD have made good cooperation in, among others, physical e-commerce business. The Parties agree to enter into this Agreement with the view to continuing business cooperation;

4.

The Parties understand and agree that the business cooperation and support contemplated hereunder are framework agreements, and the details shall be subject to further discussion and materialization by the employees of both Parties after execution of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions

In this Agreement:

(1)	“Tencent” means Tencent Holdings Limited and its controlled Affiliates (including Huang River Investment Limited and Tencent Computer, and may refer to one or more companies depending on the context).

(2)	“JD” means JD.com and its controlled Affiliates (may refer to one or more companies depending on the context).

(3)

“Affiliate” means, in respect of any company (or any other entity), any other entity controlling, controlled by, or under common control with, such company. For purposes of this definition, “control” means the possession of more than 50% equity interests or voting rights, or the power to decide or control the operations of a company (or any other entity) by contract or otherwise. In respect of each of the Parties, its Affiliate means any subsidiary directly or indirectly controlled by it (including any subsidiary controlled by VIE structure).

(4)	“JD Big Membership”, which is also known as JD Value Big Membership, means JD’s proprietary free membership system including Jing Dou, Jing Value and various other benefits.

(5)

“JD Plus Membership” means the premium member service made by JD for customers providing better shopping experience through shopping rewards, free shipping of certain direct-sale products, exclusive merchandize and other exclusive benefits. To avoid ambiguity, the JD Plus Membership referred to herein means JD Plus Classic Annual Membership.

(6)

“Weixin” means the cross-platform communication tool provided by Tencent, which supports single- and multi-person participation, instant messaging services by voice, short message, video, picture and text, and provides users with relationship chain expansion tools, convenient tools, public platform, open platform and other software functions and services, but excludes WeChat.

(7)

“Investment Promotion Project” means the advertisements relating to and identified as investment promotion project in the Tencent advertising platform, which content, identification and rating are subject to the information confirmed by Tencent’s advertisements..

(8)

“Tencent Video VIP Membership” means the Tencent Video VIP/SVIP membership card, which is the value-added service provided by Tencent Video to its members for exclusive benefits published and offered by Tencent Video from time to time. The VIP benefits are accessible by computer, mobile phone and pad, while SVIP benefits are accessible by television, computer, mobile phone and pad.

(9)

“Tencent Membership” means the value-added member services for monthly, quarterly and annual service subscribers and free membership offered by all business lines of Tencent, including without limitation Tencent Video VIP Membership, QQ Music Green Diamond Membership and QQ Membership.

(10)	“Business Day” means any day other than Saturdays, Sundays and any public holiday in China.

(11)

“Force Majeure” means occurrence of any event after the date of this Agreement which interferes performance of all or any part of this Agreement by any of the Parties and is beyond the control, unavoidable, insurmountable, unresolvable by any of the Parties, and unforeseeable upon execution of this Agreement. Such event includes, among others, earthquake, typhoon, floods, wars, international or domestic traffic interruption. For avoidance of any doubt, such event will not constitute Force Majeure under this Agreement unless it is beyond the control of, unavoidable, insurmountable and unresolvable by the Parties.

(12)	“China” or “PRC” means the People’s Republic of China which, for purpose of this Agreement, not includes Taiwan, Hong Kong and Macau Special Administrative Regions.

2.	Territory of Cooperation

Unless otherwise expressly provided under this Agreement, any and all cooperation and/or restrictions provided under this Agreement will be limited to the territory of the PRC, Taiwan, Hong Kong and Macau Special Administrative Regions.

3.	Contents of Cooperation

The Parties agree to, and shall procure their respective Affiliates to, conduct business cooperation as follows in traffic entry, advertising, membership and data during the term of cooperation provided hereunder.

3.1.	Traffic Entry

(1).	Weixin Traffic Entry. JD shall have physical e-commerce traffic entry at the interface of Weixin agreed by the Parties.

(2).

QQ Mobile Browser Entry. Tencent shall provide JD with physical e-commerce entry at the navigation page of QQ mobile browser. If the form of products experiences any change due to product upgrade in the future, Tencent shall provide similar entry which location shall be separately discussed by the Parties.

3.2.	Advertising and Placement

(1).	Advertising Agency

JD and Tencent shall conduct advertising agency cooperation in which JD shall register as a Tencent advertising platform service provider to conduct relevant cooperation in accordance with the service provider cooperation agreement. JD shall be entitled to the following incentives subject to the applicable rules of Tencent’s advertising platform in connection with its conduct of advertising agency cooperation:

(a)    Basic incentive policy: Tencent shall grant unified merchandize reward for advertisements placed on the Tencent advertising platform purchased by JD system (which means that the promoted goods or services are advertised on H5 links, APPs, mini apps, and public accounts of JD and its Affiliates) with cash (excluding merchandize reward, complimentary money or other virtual money).

(b)    Framework incentive policy: JD shall be entitled to framework incentives for advertising placement generated by cooperation by JD and Tencent in advertising, which incentives shall be subject to rules (such as regarding limitation of Party B’s purchase amount) to be separately agreed between JD and Tencent.

(c)    Other incentive policy: Tencent shall provide JD with resource incentives including ecosystem and strategic support in line with applicable advertising policies of Tencent at its discretion.

(2).	Tencent will give discounts or rebates at its discretion for investment promotion and marketing related non-investment promotion projects offered by JD in line with its applicable policies.

3.3.	JD’s Cooperation with Tencent Membership System

(1).	Membership and Credits Cooperation:

(a)     JD shall provide Tencent Video VIP members/QQ Music Green Diamond members with the option to exchange their video membership points/QQ Music Green Diamond points for JD points products (Jing Dou); and

(b)    The Jing Value of JD Big Membership shall be converted into Tencent Video VIP member benefits based on the ratio agreed between JD and Tencent.

(2).	Tencent Membership and JD Big Membership shall establish in-depth cooperation and provide mutual benefits in membership development, value added benefits and order placement.

Without breach of any existing cooperation agreement in effect between JD and any third party, JD Big Membership shall make preferential cooperation with Tencent Video VIP Membership and QQ Music Green Diamond Membership, and JD warrants make preferential cooperation with Tencent upon expiration of any existing cooperation agreement in effect between JD and any third party.

(3).

JD and Tencent shall jointly develop the value of fee-based membership based on friendly negotiations. JD and Tencent shall will prioritize cooperation for mutual exchange between JD Plus Membership on one hand and Tencent Video VIP annual membership and QQ Music Green Diamond Deluxe annual membership, on the other hand.

(4).	JD and Tencent may make joint efforts to explore any other cooperation regarding fee-based membership and their value based on business developments.

(5).

JD shall support joint marketing of Tencent’s fee-based membership and related categories with consideration of certain percentage of income therefrom for JD, which percentage shall be subject to further discussion between JD and Tencent based on the marketing entry.

3.4.	Service Price

The services provided hereunder shall be subject to specific and separate agreement between the Parties, and JD shall make schedule payment to Tencent for such services.

4.	Term and Termination of Cooperation

4.1.	This Agreement shall be effective as of May 27, 2019 after execution by the Parties and terminate automatically upon expiration of the Term of Cooperation provided under Section 4.2.

4.2.

The Term of Cooperation under this Agreement shall commence on May 27, 2019 and end on May 26, 2022 (the “Term of Cooperation”). The Term of Cooperation may be extended upon its expiry subject to agreement of the Parties. Notwithstanding the foregoing, if the Term of Cooperation is otherwise provided under this Agreement, such provision shall prevail.

4.3.	This Agreement may be early terminated:

(1).	by the Parties in agreement; or

(2).	under any other circumstance agreed by the Parties.

4.4.

Upon expiration of this Agreement or its termination under Section 4.3, neither Party shall further perform this Agreement, provided that Sections 7, 11 and 12 of this Agreement shall survive such expiration or termination. If any breach of this Agreement occurs before such expiration or termination, the breaching Party shall be held liable under Section 11 of this Agreement. Any other post-termination matter and arrangement shall be dealt with and resolved through friendly consultations by the Parties based on then circumstances.

5.	Intellectual Properties

5.1.

Providing any and all materials, information and intellectual properties thereof by any of the Parties and their respective Affiliates to the other Party for purpose of this Agreement will not change the ownership of such materials, information or any rights thereof, unless otherwise expressly provided under the intellectual properties transfer agreement separately agreed by the Parties.

5.2.

Unless otherwise expressly provided under this Agreement or any intellectual property authorization or license agreement separately agreed by the Parties, without prior written consent of the other Party, neither Party (or any of its Affiliates) may use or copy any patent, trademark, name, logo, business information, technology, data, information, domain name, copyright or any other intellectual property of the other Party, or apply to register any intellectual property which is similar to such intellectual property.

5.3.

Ownership of any new intellectual property developed by the Parties (including their respective Affiliates) in connection with the business cooperation contemplated hereunder shall be subject to separate agreement of the Parties.

5.4.

Any Party (including any of its Affiliates) shall indemnify any loss incurred by the other Party (including any of its Affiliates) arising from infringement upon any intellectual property or other valid right of the indemnified Party (including any of its Affiliates) by the indemnifying Party (including any of its Affiliates) in the course of cooperation hereunder or infringement upon any intellectual property or other valid right of any third party by or any product, service or material provided by the indemnifying Party (including any of its Affiliates).

6.	Force Majeure

Any delay to perform this Agreement arising from any Force Majeure event will not constitute breach of this Agreement by any of the Parties. Neither Party will be liable for any damages arising thereof, provided such Party will make efforts to eliminate the cause of such delay and make best efforts (including without limitation seeking and using any alternative ways and methods) to eliminate any damage caused by such Force Majeure event, and notify the other Party of the occurrence and the potential damages of such force majeure within 15 Business Days (excluding the day of notice) when the elements of such force majeure are eliminated. During delayed performance of this Agreement, the Party encountering the force majeure event shall make reasonable alternative or take any other commercially reasonable action to facilitate performance of its obligations under this Agreement until such delay is eliminated.

7.	Non-disclosure

The Parties acknowledge and agree that any oral or written information exchanged between each other in connection with this Agreement and the existence and any content of this Agreement are confidential and shall be kept in confidence by each Party, and may not be disclosed to any third party without prior written consent of the other Party, except for: (1) any information which has been available to the general public not disclosed by the receiving Party or any of its affiliates; (2) any information required for disclosure by any applicable law, competent government agency, security exchange, exchange rules or guidelines, under which circumstance and to the extent permitted by law, the disclosing Party will notify the other Party in advance so that the Parties will reach agreement regarding the scope and content of such disclosure; or (3) any information provided by any Party to its legal or financial advisor on as-need basis, provided that such legal or financial advisor will also comply with non-disclosure provisions similar to this Section 7. The Parties agree to use the confidential information provided by the other Party only in connection with this Agreement and, at the request of the furnishing Party, destroy or return such confidential information upon the end of this Agreement. Any Party will be liable for breach of this Section 7 by any of its Affiliates, their respective employees or advisors which breach will be deemed breach by such Party. This Section 7 shall survive any invalidity, termination or expiration of this Agreement for any reason.

8.	Taxes

Each of the Parties will bear any and all of its own taxes arising from execution and performance of this Agreement.

9.	Representations and Warranties

9.1.	Each of the Parties represents and warrants to the other Party that:

(1)	It is a company duly incorporated and validly existing;

(2)	It has the powers to enter this Agreement, and its authorized representative has the full authority to execute this Agreement on its behalf;

(3)

Its execution, delivery and performance of this Agreement requires no filing with or notice with any government agency, or license, consent, permit or any other approval from any government agency or any third party; and

(4)	It is capable to perform its obligations under this Agreement, and such performance will violate any provision of its articles of association or any other organizational document.

9.2.

If any legal document signed by it prior to the date of this Agreement has any conflict with any term of this Agreement, it will notify the other Party in writing in the principles of good faith, integrity and amicableness so that the Parties may resolve such conflict through negotiations. It will also be liable for any loss incurred by the other Party arising from such conflict.

9.3.

If any consent, agreement or approval from any third party is found necessary by any Party during its performance of this Agreement, it will notify the other Party in writing within 30 days and make best efforts to obtain such consent, agreement or approval; if such consent, agreement or approval fails to be obtained within a reasonable period, it will provide a resolution for such issue acceptable to the other Party.

10.	Notice and Delivery

10.1.

Any notice and other communication required or provided under this Agreement will be sent by person, registered mail, mail with prepaid postage or commercial courier service or facsimile to the address of the receiving Party. Each notice shall be additionally delivered in electronic mail. Such notice will be deemed duly delivered:

(1)	If by person, courier service or registered mail with prepaid postage, upon receipt or rejection of such notice at the address provided under this Agreement.

(2)	If by facsimile, upon its successful transmission (subject to automatically generated confirmation of such delivery).

10.2.	For purpose of notice, the address of each of the Parties is as follows:

Party A:

Address:	Tencent Binhai Towers, 33 Haitian 2nd Road, Nanshan District, Shenzhen, Guangdong Province

Post Code:	518064

Attention:	Compliance and Transaction Department

E-mail:	legalnotice@tencent.com

With copies to:

Address:	Tencent Binhai Towers, 33 Haitian 2nd Road, Nanshan District, Shenzhen, Guangdong Province

Post Code:	518064

Attention:	Investment and M&A Department

E-mail:	PD_Support@tencent.com

Party B:

Address:	21/F, Block A, JD Building, 18 Kechuang 11th Street, BDA, Beijing

Attention:	LIU Juexi

E-mail:	Jessie.liu@jd.com

10.3.	Each Party may change its address of notice under this Agreement by sending a change notice to the other Party pursuant to this Section 10.

11.	Breach Liability

11.1.	Any Party which is found in breach of this Agreement shall be held liable for any loss incurred by the other Party due to such breach.

11.2.

Each of the Parties understands and agrees that it execute this Agreement on behalf of itself and its Affiliates, and is obliged to cause and procure its Affiliates to comply and perform this Agreement.

12.	Governing Law and Dispute Resolution

12.1.	Execution, validity, interpretation, performance, amendment and termination of this Agreement and resolution of any dispute arising thereof shall be governed by the laws of the PRC.

12.2.	Dispute Resolution

(1).

Any dispute, conflict or claim arising out of or in connection with this Agreement (including without limitation (i) any right, obligation or liability relating to this Agreement, occurred prior to execution of this Agreement or un-relating to this Agreement; and (ii) any matter relating to formation, validity and termination of this Agreement) (the “Dispute”) shall be resolved by friendly negotiations between the Parties.

(2).

The Party claiming the Dispute (the “Claiming Party”) shall send a written notice to the other Party (the “Defending Party”) describing the Dispute and its applicable term under this Agreement accompanied with reasonable evidence. The Defending Party shall review the Dispute and make full discussion and negotiation with the Claiming Party within two (2) months upon receipt of such notice. During such discussion and negotiation, each of the Claiming Party and the Defending Party shall have the right to request additional evidence from the other Party, upon which request such the other Party shall provide all reasonable and necessary support.

(3).

If the Dispute is resolved through negotiation within three (3) months from the date of its occurrence, neither Party may make separate claim against the other Party for any losses incurred by it. If the Dispute fails to be resolved by the end of two (2) months after the date of its occurrence by the Parties in accordance with Sections 12.2(1) and 12.2(2) above, either Party may submit the Dispute to the people’s court at Party A’s location for resolution by lawsuit.

13.	Miscellaneous

13.1.

Any amendment or supplement to this Agreement shall be made in writing. Any amendment or supplement hereto duly executed by the Parties will be an integral part of and have the same effect with this Agreement.

13.2.

Without prior written consent of the other Party, neither Party may transfer any of its rights and obligations under this Agreement to any third party, except that it may designate its applicable Affiliate to perform certain matter in connection with the operation under this Agreement.

13.3.

During the term of this Agreement, neither Party may make any negative comment in public on the other Party, including without limitation any comment regarding corporate image, branding, product design, development, application, business strategy and all other corporate or product information of the other Party.

13.4.

Once being effective, this Agreement will constitute entire agreements and understanding between the Parties in respect of the subject matter under this Agreement, and supersede any and all agreements and understanding, oral or written, made by the Parties prior to the date of this Agreement.

13.5.

If any provision herein is held invalid, illegal or unenforceable, it will not affect the validity, legality or enforceability of the remainder of this Agreement. The Parties shall negotiate in good faith to address such invalid, illegal or unenforceable provision with the view to realizing the original business intent as much as possible.

13.6.	This Agreement is in six (6) originals with each Party holding two thereof. Each original shall have the same effect.

(no text below)

IN WITNESS WHEREOF, the Parties have caused this Agreement signed by their respective authorized representatives on the date first above written.

Shenzhen Tencent Computer Systems Co., Ltd.

By:	/s/ Authorized Signatory
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement signed by their respective authorized representatives on the date first above written.

JD.com, Inc.

By:	/s/ LIU Qiangdong
Name:
Title:

2

IN WITNESS WHEREOF, the Parties have caused this Agreement signed by their respective authorized representatives on the date first above written.

Chongqing Jingdong Haijia E-Commerce Co., Ltd.

By:	/s/ ZHANG Pang
Name:
Title:

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